Exhibit 99.1

Radian Reports Fourth Quarter and Full Year 2014 Financial Results

– Achieves full-year profitability and makes significant progress in eliminating legacy exposure –

– Reports fourth quarter net income of $428 million or $1.78 per diluted share –

– Results include reversal of DTA valuation allowance and loss on pending sale of FG business –

PHILADELPHIA--(BUSINESS WIRE)--February 12, 2015--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended December 31, 2014, of $428.3 million, or $1.78 per diluted share. This compares to net income for the quarter ended December 31, 2013, of $36.4 million, or $0.21 per diluted share.

“We made significant progress in 2014 with full year profitability and by reducing Radian’s overall risk profile,” said Chief Executive Officer S.A. Ibrahim. “By focusing on our core strengths in mortgage insurance and mortgage and real estate services, we are driving long-term value from our existing and growing portfolio while diversifying our future revenue sources.”

Results for the fourth quarter of 2014 include two significant items:

  A net loss on discontinued operations of $449.7 million, or $1.85 per diluted share, which includes the loss on sale of Radian Asset Assurance Inc., Radian’s financial guaranty insurance subsidiary. Operations for Radian Asset for all periods have been reported as discontinued operations. The completion of the sale is subject to satisfaction of customary closing conditions, including regulatory approvals, and is expected to occur in the first half of 2015. Details regarding the sale of Radian Asset may be found below; the balance sheet and statement of operations associated with discontinued operations may be found in press release Exhibit D.
  The reversal of substantially all of the company’s deferred tax asset (DTA) valuation allowance, in the amount of $815.6 million, or $3.36 per diluted share, in the fourth quarter of 2014. The DTA valuation allowance reversal, which represented $4.27 in book value per share as of December 31, 2014, is the result of Radian’s sustained profitability in recent quarters as well as the positive outlook for future profitability, driven by the reduction in the company’s legacy exposure and the improved composition of the overall portfolio.

Net income for the full year 2014 was $959.5 million, or $4.16 per diluted share, which included a net loss after tax of $300.1 million from discontinued operations and an income tax benefit of $852.4 million from continuing operations, which was primarily driven by the reversal of the DTA valuation allowance. This compares to a net loss for the full year 2013 of $197.0 million, or $1.18 per diluted share, which included an after-tax loss of $55.1 million from discontinued operations and an income tax benefit of $31.5 million from continuing operations.

Adjusted pretax operating income for the quarter ended December 31, 2014, was $58.4 million, compared to an adjusted pretax operating loss for the quarter ended December 31, 2013, of $13.3 million. Adjusted pretax operating income for the twelve months ended December 31, 2014, was $342.4 million, compared to an adjusted pretax operating loss for the twelve months ended December 31, 2013, of $67.4 million.

Book value per share at December 31, 2014, was $10.98.

Ibrahim continued, “As we look to 2015 and beyond, we believe the combination of our mortgage insurance and mortgage and real estate services platforms will better enable us to sharpen our customer focus and provide a variety of services to meet their needs. This directly aligns with our strategy to serve the entire mortgage finance market and to be well positioned to compete in the next phase of the evolving housing finance market.”

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

  New mortgage insurance written (NIW) was $10.0 billion during the quarter, compared to $11.2 billion in the third quarter of 2014, and $9.3 billion in the prior-year quarter.
    Of the $10.0 billion in new business written in the fourth quarter of 2014, 69 percent was written with monthly premiums and 31 percent with single premiums. This compares to a mix of 70 percent monthly premiums and 30 percent single premiums in the fourth quarter of 2013.
    NIW continued to consist of loans with excellent risk characteristics.
  Total primary mortgage insurance in force was an industry-leading $171.8 billion as of December 31, 2014, compared to $169.2 billion as of September 30, 2014, and $161.2 billion as of December 31, 2013. Persistency, which is the percentage of mortgage insurance in force that remains on the company’s books after a twelve-month period, was 83.4 percent as of December 31, 2014, compared to 83.5 percent as of September 30, 2014, and 81.1 percent as of December 31, 2013.
  Consistent with the company’s strategy for actively managing and reducing legacy mortgage insurance exposure, on September 16, 2014, Radian Guaranty Inc. entered into a Confidential Settlement Agreement with Countrywide Home Loans and Bank of America (BofA) in order to resolve various actual and potential claims and disputes related to mortgage insurance coverage on legacy loans. In late December 2014, Radian received the necessary consents from Fannie Mae and Freddie Mac to implement the Settlement Agreement. The implementation, which commenced on February 1, 2015, will result in a decrease to future rescissions and denials and an increase in claims paid, but is not expected to impact future net income.
  The mortgage insurance provision for losses was $83.6 million in the fourth quarter of 2014, compared to $48.9 million in the third quarter of 2014, and $144.1 million in the prior-year period.
    The loss ratio in the fourth quarter was 36.9 percent, compared to 22.5 percent in the third quarter of 2014, and 71.9 percent in the fourth quarter of 2013.
    Mortgage insurance loss reserves were $1.6 billion as of December 31, 2014, compared to $1.6 billion as of September 30, 2014, and $2.2 billion as of December 31, 2013.
    Primary reserve per default (excluding IBNR and other reserves) was $27,683 as of December 31, 2014. This compares to primary reserve per default of $27,477 as of September 30, 2014, and $26,717 as of December 31, 2013.
  The total number of primary delinquent loans decreased by three percent in the fourth quarter from the third quarter of 2014, and by 26 percent from the fourth quarter of 2013. The primary mortgage insurance delinquency rate decreased to 5.2 percent in the fourth quarter of 2014, compared to 5.4 percent in the third quarter of 2014, and 7.3 percent in the fourth quarter of 2013.
  Total mortgage insurance claims paid were $117.2 million in the fourth quarter of 2014, compared to $173.9 million in the third quarter of 2014, and $283.4 million in the fourth quarter of 2013. Claims paid in the fourth quarter of 2014 exclude
    $15.7 million of claims processed in the quarter in accordance with the terms of the August 2013 Freddie Mac Agreement, for which no cash payment was necessary, and claims expected to be paid of approximately $250 million in the first half of 2015 relating to the September 2014 BofA Settlement Agreement.

For the full-year 2014, total claims paid excluding the Freddie Mac agreement were $838.3 million, compared to $1.2 billion for the full-year 2013. The company currently expects mortgage insurance net claims paid for the full-year 2015 of approximately $600 – $700 million. This includes the approximately $250 million of claims expected to be paid related to the September 2014 BofA Settlement Agreement.

  Other operating expenses were $85.8 million in the fourth quarter, including $24.4 million related to long-term compensation expenses and other year-end bonus accruals, a significant portion of which was driven by the variable compensation expense related to an increase in the company’s stock price. Other operating expenses in the fourth quarter also included an $11.2 million settlement of remedies related to services provided on legacy business. This compares to $51.2 million in the third quarter, which included $2.1 million of long-term compensation expenses, and $64.1 million in the fourth quarter of 2013, which included $16.1 million of long-term compensation expenses and other year-end bonus accruals.
  On June 30, 2014, Radian completed the acquisition of Clayton Holdings LLC, which was an important step in its growth and diversification strategy. The Mortgage and Real Estate Services segment is primarily comprised of Clayton’s operations. Total service revenues were $34.5 million and gross profit on services was $14.8 million in the fourth quarter of 2014. This compares to total service revenues of $42.2 million and gross profit on services of $18.3 million in the third quarter of 2014.
  As previously disclosed, on December 22, 2014, Radian Guaranty, the mortgage insurance subsidiary of Radian Group Inc., entered into a Stock Purchase Agreement to sell 100% of the issued and outstanding shares of Radian Asset, Radian’s financial guaranty insurance subsidiary, to Assured Guaranty Corp., a subsidiary of Assured Guaranty Ltd. (NYSE: AGO), for a purchase price of $810 million.
    Expected net proceeds of $790 million will be payable in cash on the closing date.
    The financial results of Radian Asset are not expected to have an impact on Radian’s consolidated net income after December 31, 2014.
    Details regarding the assets and liabilities associated with the discontinued operations may be found on press release Exhibit D.
  As a result of the pending sale of Radian Asset discussed above, the company has reclassified the operating results related to the disposition as discontinued operations for all periods presented in our consolidated statements of operations and no longer presents a Financial Guaranty segment. In addition, certain corporate income and expenses that were previously allocated to the Financial Guaranty segment have been reallocated to the Mortgage Insurance segment for all periods presented.

CAPITAL AND LIQUIDITY UPDATE

Radian Guaranty’s risk-to-capital ratio was 17.9:1 as of December 31, 2014, which included a contribution of $100 million of capital from Radian Group to Radian Guaranty to support continued growth in the company’s net risk in force. After the $100 million contribution, Radian Group maintains approximately $670 million of currently available liquidity.

  As of December 31, 2014, Radian Guaranty’s statutory capital was $1.7 billion, compared to $1.6 billion at September 30, 2014, and $1.3 billion a year ago.
  As of December 31, 2014, a total of $2.7 billion of risk in force outstanding had been ceded under quota share reinsurance agreements in order to proactively manage Radian Guaranty’s risk-to-capital position. Effective January 1, 2015, Radian is no longer ceding NIW under these agreements.
    Radian had the option to recapture a portion of the ceded risk on December 31, 2014, however the company chose not to recapture that risk and received a $9.2 million profit commission based on experience to date, which increased net premiums earned in the quarter, and a $15.0 million prepaid supplemental ceding commission, which has been deferred and will be amortized as a reduction to our policy acquisition costs over approximately the next five years.
  In July 2014, The Federal Housing Finance Agency issued proposed new Private Mortgage Insurer Eligibility Requirements (PMIERs). The public comment period for the proposed PMIERs ended in September 2014, and Radian expects the final PMIERs to be published sometime in the first half of 2015, with an effective date 180 days after publication. The proposed PMIERs state that, subject to the approval of Fannie Mae and Freddie Mac, private mortgage insurers may be granted a transition period of up to two years from the publication date to comply with the PMIERs’ financial requirements. As previously disclosed, the sale of Radian Asset is expected to increase Radian Guaranty’s Available Assets (as defined by PMIERs) by approximately $790.0 million. Assuming that the final PMIERs are published in their current form on June 30, 2015, with an effective date of December 31, 2015, the company currently estimates that Radian Guaranty’s projected net shortfall in Available Assets would be approximately $350 million as of December 31, 2015, after consideration of the company’s holding company cash. Additionally, absent the use of external reinsurance or other potential options available to the company to accelerate PMIERs compliance, the company further projects that Radian Guaranty would have no net shortfall in Available Assets by June 30, 2017, which is the assumed end of the two-year transition period. Radian Guaranty expects to be able to comply fully with the PMIERs without a need to raise additional capital.

CONFERENCE CALL

Radian will discuss fourth quarter and year-end 2014 financial results in its conference call today, Thursday, February 12, 2015 at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1074 inside the U.S., or 612.234.9960 for international callers, using passcode 351274 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 351274.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURE

Radian believes that adjusted pretax operating income (a non-GAAP measure) facilitates evaluation of the company’s fundamental financial performance and provides relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, this measure is not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as an alternative to a GAAP measure of performance. The measure described below has been established in order to increase transparency for the purpose of evaluating the company’s core operating trends and enable more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the GAAP measure. See press release Exhibit F or Radian’s website for a description of these items, as well as a reconciliation of adjusted pretax operating income (loss) to pretax income (loss) from continuing operations.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations
Exhibit B:	Net Income (Loss) Per Share
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Discontinued Operations
Exhibit E:	Segment Information Three and Twelve Months Ended December 31, 2014 and
Three and Twelve Months Ended December 31, 2013
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measure
Exhibit G:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit H:	Mortgage Insurance Supplemental Information
Insurance in Force and Risk in Force by Product
Exhibit I:	Mortgage Insurance Supplemental Information
Risk in Force by FICO, LTV and Policy Year
Exhibit J:	Mortgage Insurance Supplemental Information
Pool and Other Risk in Force, Risk-to-Capital
Exhibit K:	Mortgage Insurance Supplemental Information
Claims, Reserves and Reserve per Default
Exhibit L:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit M:	Mortgage Insurance Supplemental Information
Captives, QSR and Persistency
Exhibit N:	Mortgage and Real Estate Services Selected Financial Information

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (1)
Exhibit A

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per-share data)	2014	2013	2014	2013

Revenues:
Net premiums earned - insurance	$224,293	$200,356	$844,528	$781,420
Services revenue	34,450	—	76,693	—
Net investment income	16,531	17,723	65,655	68,121
Net gains (losses) on investments	18,658	(2,631)	83,869	(98,945)
Net losses on other financial instruments	(675)	(2,209)	(3,880)	(7,580)
Other income	1,793	1,583	5,820	6,890
Total revenues	295,050	214,822	1,072,685	749,906

Expenses:
Provision for losses	82,867	144,072	246,083	562,747
Policy acquisition costs	6,443	4,413	24,446	28,485
Direct cost of services	19,709	—	43,605	—
Other operating expenses	85,800	64,060	252,283	257,402
Interest expense	24,200	19,747	90,464	74,618
Amortization and impairment of intangible assets	5,354	—	8,648	—
Total expenses	224,373	232,292	665,529	923,252

Pretax income (loss) from continuing operations	70,677	(17,470)	407,156	(173,346)
Income tax benefit	(807,349)	(1,422)	(852,418)	(31,495)
Net income (loss) from continuing operations	878,026	(16,048)	1,259,574	(141,851)
(Loss) income from discontinued operations, net of tax (2)	(449,691)	52,417	(300,057)	(55,134)
Net income (loss)	$428,335	$36,369	$959,517	$(196,985)

Diluted net income (loss) per share:

Net income (loss) from continuing operations	$3.63	$(0.09)	$5.44	$(0.85)
(Loss) income from discontinued operations, net of tax	(1.85)	0.30	(1.28)	(0.33)
Net income (loss)	$1.78	$0.21	$4.16	$(1.18)

(1)

As a result of the December 22, 2014 Radian Asset Assurance Stock Purchase Agreement to sell 100% of the issued and outstanding shares of Radian Asset Assurance, Radian’s financial guaranty insurance subsidiary, we have reclassified the operating results related to the disposition as discontinued operations for all periods presented in our consolidated statements of operations.

(2)

The financial results of Radian Asset Assurance are not expected to have an impact on Radian’s consolidated income after December 31, 2014, because the purchase price of approximately $810 million is not subject to adjustment due to Radian Asset Assurance’s results of operations, changes in valuation or market conditions occurring between the date of the stock purchase agreement and the closing date.

For Trend Information, refer to our Quarterly Financial Statistics on Radian’s (RDN) website.

Radian Group Inc. and Subsidiaries
Net Income (Loss) Per Share
Exhibit B

The calculation of basic and diluted net income (loss) per share was as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2014	2013	2014	2013
Net income (loss) from continuing operations:
Net income (loss) from continuing operations - basic	$878,026	$(16,048)	$1,259,574	$(141,851)
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	3,641	—	14,372	—
Net income (loss) from continuing operations - diluted	$881,667	$(16,048)	$1,273,946	$(141,851)

Net income (loss):
Net income (loss) from continuing operations - basic	$878,026	$(16,048)	$1,259,574	$(141,851)
(Loss) income from discontinued operations, net of tax	(449,691)	52,417	(300,057)	(55,134)
Net income (loss) - basic	428,335	36,369	959,517	(196,985)
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	3,641	—	14,372	—
Net income (loss) - diluted	$431,976	$36,369	$973,889	$(196,985)

Average common shares outstanding—basic	191,053	173,099	184,551	166,366
Dilutive effect of Convertible Senior Notes due 2017	10,590	—	8,465	—
Dilutive effect of Convertible Senior Notes due 2019	37,736	—	37,736	—
Dilutive effect of stock-based compensation arrangements (2)	3,422	—	3,150	—
Adjusted average common shares outstanding—diluted	242,801	173,099	233,902	166,366

Net income (loss) per share:

Basic:
Net income (loss) from continuing operations	$4.60	$(0.09)	$6.83	$(0.85)
(Loss) income from discontinued operations, net of tax	(2.35)	0.30	(1.63)	(0.33)
Net income (loss)	$2.24	$0.21	$5.20	$(1.18)

Diluted:
Net income (loss) from continuing operations	$3.63	$(0.09)	$5.44	$(0.85)
(Loss) income from discontinued operations, net of tax	(1.85)	0.30	(1.28)	(0.33)
Net income (loss)	$1.78	$0.21	$4.16	$(1.18)

For all calculations, the determination of whether potential common shares are dilutive or anti-dilutive is based on net income (loss) from continuing operations.

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

For the three months and year ended December 31, 2014, 541,720 shares of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculations of diluted net income per share as of such dates because they were anti-dilutive.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	December 31, 2014	December 31, 2013
(In thousands, except per share data)

Assets:
Investments	$3,629,299	$3,361,678
Cash	30,465	22,880
Restricted cash	14,031	22,527
Accounts and notes receivable	85,792	46,440
Deferred income taxes, net	700,201	17,902
Goodwill and other intangible assets, net	288,240	2,300
Other assets	375,491	379,903
Assets held for sale	1,736,444	1,768,061
Total assets	$6,859,963	$5,621,691

Liabilities and stockholders' equity:
Unearned premiums	$644,504	$567,072
Reserve for losses and loss adjustment expenses	1,560,032	2,164,353
Long-term debt	1,209,926	930,072
Other liabilities	326,743	377,930
Liabilities held for sale	947,008	642,619
Total liabilities	4,688,213	4,682,046

Equity component of currently redeemable convertible senior notes	74,690	—

Common stock	209	191
Additional paid-in capital	1,638,552	1,454,297
Retained earnings (deficit)	406,814	(552,226)
Accumulated other comprehensive income	51,485	37,383
Total common stockholders’ equity	2,097,060	939,645
Total liabilities and stockholders’ equity	$6,859,963	$5,621,691

Shares outstanding, end of period	191,054	173,100

Book value per share	$10.98	$5.43

Radian Group Inc. and Subsidiaries
Discontinued Operations
Exhibit D

The (loss) income from discontinued operations, net of tax consisted of the following components for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2014	2013	2014	2013
Net premiums earned	$10,494	$12,842	$37,194	$49,474
Net investment income	8,614	9,145	35,633	39,966
Net gains (losses) on investments	12,788	(4,198)	51,409	(50,775)
Impairment losses on investments	—	(3)	—	(3)
Change in fair value of derivative instruments	3,694	37,951	130,617	(32,406)
Net gains on other financial instruments	927	1,058	3,903	2,845
Other income	—	(33)	88	(20)
Total revenues	36,517	56,762	258,844	9,081

Provision for losses	(1,458)	(6,660)	2,853	2,486
Policy acquisition costs	1,274	2,092	6,340	13,178
Other operating expense	8,487	8,412	23,726	27,127
Total expenses	8,303	3,844	32,919	42,791

Equity in net (loss) income of affiliates	—	—	(13)	1
Income (loss) from operations of businesses held for sale	28,214	52,918	225,912	(33,709)
Loss on classification as held for sale	(467,527)	—	(467,527)	—
Income tax provision	10,378	501	58,442	21,425
(Loss) income from discontinued operations, net of tax	$(449,691)	$52,417	$(300,057)	$(55,134)

The assets and liabilities associated with the discontinued operations have been segregated in the consolidated balance sheets. The following table summarizes the major components of Radian Asset Assurance’s assets and liabilities held for sale on the consolidated balance sheets as of December 31, 2014 and 2013:

	December 31,
(In thousands)	2014	2013
Fixed-maturity investments	$224,552	$85,408
Equity securities	3,749	—
Trading securities	689,887	884,696
Short-term investments	435,413	493,376
Other invested assets	108,206	106,000
Other assets	274,637	198,581
Total assets held for sale	$1,736,444	$1,768,061

Unearned premiums	$158,921	$201,798
Reserve for losses and loss adjustment expenses	31,558	21,069
VIE debt	85,016	91,800
Derivative liabilities	183,370	307,185
Other liabilities	488,143	20,767
Total liabilities held for sale	$947,008	$642,619

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 6)

Summarized financial information concerning our operating segments and reconciliations to consolidated pretax income (loss) from continuing operations as of and for the periods indicated, is as follows:

	Three Months Ended December 31, 2014
(In thousands)	Mortgage Insurance	Mortgage and Real Estate Services (1)	Total
Net premiums written - insurance	$244,506	$—	$244,506
Increase in unearned premiums	(20,213)	—	(20,213)
Net premiums earned - insurance	224,293	—	224,293
Services revenue (2)	—	34,466	34,466
Net investment income (3)	16,531	—	16,531
Other income (3) (4)	1,668	891	2,559
Total revenues	242,492	35,357	277,849

Provision for losses (5)	83,649	—	83,649
Estimated present value of net credit recoveries incurred (6)	(16)	—	(16)
Policy acquisition costs	6,443	—	6,443
Direct cost of services	—	19,709	19,709
Other operating expenses (3)	76,320	9,100	85,420
Interest expense (3)	19,760	4,440	24,200
Total expenses	186,156	33,249	219,405

Adjusted pretax operating income	$56,336	$2,108	$58,444

	At December 31, 2014
(In thousands)	Mortgage Insurance	Mortgage and Real Estate Services (1)	Total
Cash & Investments	$3,649,582	$10,182	$3,659,764
Restricted cash	11,508	2,523	14,031
Goodwill	—	191,931	191,931
Other intangible assets, net	137	96,172	96,309
Assets held for sale (7)	—	—	1,736,444
Total assets	4,786,641	336,878	6,859,963
Unearned premiums	644,504	—	644,504
Reserve for losses and loss adjustment expenses	1,560,032	—	1,560,032
Liabilities held for sale (7)	—	—	947,008

(1)	Includes the acquisition of Clayton Holdings, effective June 30, 2014.
(2)	Includes a de minimis amount of intersegment revenues in the Mortgage and Real Estate Services segment.
(3)

Includes amounts that have been reallocated to the Mortgage Insurance segment that were previously allocated to the Financial Guaranty segment, but were not reclassified to discontinued operations. Please see Exhibit E page 5 for details on these reallocations.

(4)	Includes intersegment revenues of $0.8 million in the Mortgage and Real Estate Services segment.
(5)	Includes intersegment expenses of $0.8 million in the Mortgage Insurance segment.
(6)	Please see Exhibit F for the definition of this line item.
(7)	Assets and liabilities held for sale are not part of the Mortgage Insurance or Mortgage and Real Estate Services segments.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 6)

	Year Ended December 31, 2014
(In thousands)	Mortgage Insurance	Mortgage and Real Estate Services (1)	Total
Net premiums written - insurance	$925,181	$—	$925,181
Increase in unearned premiums	(80,653)	—	(80,653)
Net premiums earned - insurance	844,528	—	844,528
Services revenue (2)	—	76,709	76,709
Net investment income (3)	65,655	—	65,655
Other income (3) (4)	5,321	1,265	6,586
Total revenues	915,504	77,974	993,478

Provision for losses (5)	246,865	—	246,865
Estimated present value of net credit losses incurred (6)	113	—	113
Policy acquisition costs	24,446	—	24,446
Direct cost of services	—	43,605	43,605
Other operating expenses (3)	225,544	20,059	245,603
Interest expense (3)	81,600	8,864	90,464
Total expenses	578,568	72,528	651,096

Adjusted pretax operating income	$336,936	$5,446	$342,382

(1)	Includes the acquisition of Clayton Holdings, effective June 30, 2014.
(2)	Includes a de minimis amount of intersegment revenues in the Mortgage and Real Estate Services segment.
(3)

Includes amounts that have been reallocated to the Mortgage Insurance segment that were previously allocated to the Financial Guaranty segment, but were not reclassified to discontinued operations. Please see Exhibit E page 5 for details on these reallocations.

(4)	Includes intersegment revenues of $0.8 million in the Mortgage and Real Estate Services segment.
(5)	Includes intersegment expenses of $0.8 million in the Mortgage Insurance segment.
(6)	Please see Exhibit F for the definition of this line item.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 3 of 6)

	Mortgage Insurance
	Three Months Ended	Year Ended
(In thousands)	December 31, 2013
Net premiums written - insurance	$231,754	$950,998
Increase in unearned premiums	(31,398)	(169,578)
Net premiums earned - insurance	200,356	781,420
Net investment income (1)	17,723	68,121
Other income (1)	948	6,255
Total revenues	219,027	855,796

Provision for losses	144,072	562,747
Estimated present value of net credit losses (recoveries) incurred (2)	29	(21)
Policy acquisition costs	4,413	28,485
Other operating expenses (1)	64,060	257,402
Interest expense (1)	19,747	74,618
Total expenses	232,321	923,231

Adjusted pretax operating loss	$(13,294)	$(67,435)

	Mortgage Insurance
	At December 31, 2013
Cash & Investments	$3,384,558
Restricted cash	22,527
Total assets (3)	3,853,630
Unearned premiums	567,072
Reserve for losses and loss adjustment expenses	2,164,353

(1)

Includes amounts that have been reallocated to the Mortgage Insurance segment that were previously allocated to the Financial Guaranty segment, but were not reclassified to discontinued operations. Please see Exhibit E page 6 for details on these reallocations.

(2)	Please see Exhibit F for the definition of this line item.
(3)	Does not include assets held for sale or liabilities held for sale of $1.8 billion and $0.6 billion, respectively, which are not a part of the Mortgage Insurance segment.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 4 of 6)

Reconciliation of Adjusted Pretax Operating Income (Loss) to Consolidated Pretax Income (Loss)
from Continuing Operations

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2014	2013	2014	2013
Adjusted pretax operating income (loss):
Mortgage Insurance (1) (2)	$56,336	$(13,294)	$336,936	$(67,435)
Mortgage and Real Estate Services (3) (4)	2,108	—	5,446	—
Total adjusted pretax operating income (loss)	58,444	(13,294)	342,382	(67,435)

Change in fair value of derivative instruments	—	635	—	635
Less: Estimated present value of net credit recoveries (losses) incurred (5)	16	(29)	(113)	21
Change in fair value of derivative instruments expected to reverse over time	(16)	664	113	614
Net gains (losses) on investments	18,658	(2,631)	83,869	(98,945)
Net losses on other financial instruments	(675)	(2,209)	(3,880)	(7,580)
Acquisition-related expenses (5)	(380)	—	(6,680)	—
Amortization and impairment of intangible assets (5)	(5,354)	—	(8,648)	—
Consolidated pretax income (loss) from continuing operations	$70,677	$(17,470)	$407,156	$(173,346)

(1)

Includes amounts that have been reallocated to the Mortgage Insurance segment that were previously allocated to the Financial Guaranty segment, but were not reclassified to discontinued operations. Please see Exhibit E pages 5 and 6 for details on these reallocations.

(2)	Includes intersegment expenses of $0.8 million for both the three months and year ended December 31, 2014.
(3)	Includes the acquisition of Clayton Holdings, effective June 30, 2014.
(4)	Includes intersegment revenues of $0.8 million for both the three months and year ended December 31, 2014.
(5)	Please see Exhibit F for the definition of this line item.

On a consolidated basis, “adjusted pretax operating income (loss)” is a measure not determined in accordance with GAAP. Total adjusted pretax operating income (loss) is not a measure of total profitability, and therefore should not be viewed as a substitute for GAAP pretax income (loss) from continuing operations. Our definition of adjusted pretax operating income (loss) may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measure.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 5 of 6)

Impact of Reallocations to Mortgage Insurance Segment

	Three Months Ended December 31, 2014
(In thousands)	Original (1)	Reallocations (2)	Currently Reported (3)
Net premiums written - insurance	$244,506	$—	$244,506
Increase in unearned premiums	(20,213)	—	(20,213)
Net premiums earned - insurance	224,293	—	224,293
Net investment income	15,641	890	16,531
Other income	1,619	49	1,668
Total revenues	241,553	939	242,492

Provision for losses	83,649	—	83,649
Estimated present value of net credit recoveries incurred (4)	(16)	—	(16)
Policy acquisition costs	6,443	—	6,443
Other operating expenses	73,061	3,259	76,320
Interest expense	8,619	11,141	19,760
Total expenses	171,756	14,400	186,156

Adjusted pretax operating income (loss)	$69,797	$(13,461)	$56,336

	Year Ended December 31, 2014
(In thousands)	Original (1)	Reallocations (2)	Currently Reported (3)
Net premiums written - insurance	$925,181	$—	$925,181
Increase in unearned premiums	(80,653)	—	(80,653)
Net premiums earned - insurance	844,528	—	844,528
Net investment income	60,837	4,818	65,655
Other income	5,058	263	5,321
Total revenues	910,423	5,081	915,504

Provision for losses	246,865	—	246,865
Estimated present value of net credit losses incurred (4)	113	—	113
Policy acquisition costs	24,446	—	24,446
Other operating expenses	212,098	13,446	225,544
Interest expense	28,332	53,268	81,600
Total expenses	511,854	66,714	578,568

Adjusted pretax operating income (loss)	$398,569	$(61,633)	$336,936

(1)

Represents segment results with corporate expense and income allocations calculated under prior allocation methodology, without giving effect to the reallocation of those corporate income and expenses that were previously allocated to the Financial Guaranty segment.

(2)

Adjustments to segment allocations resulting from the reallocation of certain corporate income and expenses to the Mortgage Insurance segment. These allocations were previously allocated to the Financial Guaranty segment, but were not reclassified to discontinued operations.

(3)	Represents segment results including the reallocation of certain corporate income and expenses that were previously allocated to the Financial Guaranty segment.
(4)	Please see Exhibit F for the definition of this line item.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 6 of 6)

Impact of Reallocations to Mortgage Insurance Segment

	Three Months Ended December 31, 2013
(In thousands)	Original (1)	Reallocations (2)	Currently Reported (3)
Net premiums written - insurance	$231,754	$—	$231,754
Increase in unearned premiums	(31,398)	—	(31,398)
Net premiums earned - insurance	200,356	—	200,356
Net investment income	16,379	1,344	17,723
Other income	903	45	948
Total revenues	217,638	1,389	219,027

Provision for losses	144,072	—	144,072
Estimated present value of net credit losses incurred (4)	29	—	29
Policy acquisition costs	4,413	—	4,413
Other operating expenses	60,294	3,766	64,060
Interest expense	7,175	12,572	19,747
Total expenses	215,983	16,338	232,321

Adjusted pretax operating income (loss)	$1,655	$(14,949)	$(13,294)

	Year Ended December 31, 2013
(In thousands)	Original (1)	Reallocations (2)	Currently Reported (3)
Net premiums written - insurance	$950,998	$—	$950,998
Increase in unearned premiums	(169,578)	—	(169,578)
Net premiums earned - insurance	781,420	—	781,420
Net investment income	61,615	6,506	68,121
Other income	6,024	231	6,255
Total revenues	849,059	6,737	855,796

Provision for losses	562,747	—	562,747
Estimated present value of net credit recoveries incurred (4)	(21)	—	(21)
Policy acquisition costs	28,485	—	28,485
Other operating expenses	236,959	20,443	257,402
Interest expense	17,995	56,623	74,618
Total expenses	846,165	77,066	923,231

Adjusted pretax operating income (loss)	$2,894	$(70,329)	$(67,435)

(1)

Represents segment results with corporate expense and income allocations calculated under prior allocation methodology, without giving effect to the reallocation of those corporate income and expenses that were previously allocated to the Financial Guaranty segment.

(2)

Adjustments to segment allocations resulting from the reallocation of certain corporate income and expenses to the Mortgage Insurance segment. These allocations were previously allocated to the Financial Guaranty segment, but were not reclassified to discontinued operations.

(3)	Represents segment results including the reallocation of certain corporate income and expenses that were previously allocated to the Financial Guaranty segment.
(4)	Please see Exhibit F for the definition of this line item.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measure
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measure

In addition to the traditional GAAP financial measures, we have presented a non-GAAP financial measure for the consolidated company, “adjusted pretax operating income (loss),” among our key performance indicators to evaluate our fundamental financial performance. This non-GAAP financial measure aligns with the way the Company’s business performance is evaluated by both management and the board of directors. This measure has been established in order to increase transparency for the purposes of evaluating our core operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss)” is a non-GAAP financial measure, we believe this measure aids in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (the Company’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments. Management’s use of this measure as its primary measure to evaluate segment performance began with the quarter ended March 31, 2014. Accordingly, for comparison purposes, we also present the applicable measures from the corresponding periods of 2013 on a basis consistent with the current year presentation.

Adjusted pretax operating income (loss) adjusts GAAP pretax income (loss) to remove the effects of net gains (losses) on investments and other financial instruments, acquisition-related expenses, amortization and impairment of intangible assets and net impairment losses recognized in earnings. It also excludes gains and losses related to changes in fair value estimates on insured credit derivatives and instead includes the impact of changes in the present value of insurance claims and recoveries on insured credit derivatives, based on our ongoing insurance loss monitoring.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) not expected to result in an economic impact equal to the GAAP measure. These adjustments, along with the reasons for their treatment, are described below.

(1)

Change in fair value of derivative instruments. Gains and losses related to changes in the fair value of insured credit derivatives are subject to significant fluctuation based on changes in interest rates, credit spreads, credit ratings and other market, asset-class and transaction-specific conditions and factors that may be unrelated or only indirectly related to our obligation to pay future claims. With the exception of the estimated present value of net credit (losses) recoveries incurred discussed in item 2 below, we believe these gains and losses will reverse over time and consequently these changes are not expected to result in economic gains or losses. Therefore, these gains and losses are excluded from our calculation of adjusted pretax operating income (loss).

(2)

Estimated present value of net credit (losses) recoveries incurred. The change in present value of insurance claims we expect to pay or recover on insured credit derivatives represents the amount of the change in credit derivatives from item 1 above, that we expect to result in an economic loss or recovery based on our ongoing loss monitoring analytics. Therefore, this item is expected to have an economic impact and is included in our calculation of adjusted pretax operating income (loss). Also included in this item is the change in expected economic loss or recovery associated with our consolidated VIEs.

(3)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading. These valuation adjustments may not necessarily result in economic gains or losses. We do not view them to be indicative of our fundamental operating activities. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(4)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a limited and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

(5)

Amortization and impairment of intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measure
Exhibit F (page 2 of 2)

(6)

Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles. We do not view these impairment losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

See Exhibit E, page 4, for the reconciliation of our non-GAAP financial measure for the consolidated company, adjusted pretax operating income (loss), to the most comparable GAAP measure, pretax income (loss) from continuing operations.

Total adjusted pretax operating income (loss) is not a measure of total profitability, and therefore should not be viewed as a substitute for GAAP pretax income (loss) from continuing operations. Our definition of adjusted pretax operating income (loss) may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit G

	Three Months Ended December 31,				Year Ended December 31,

	2014		2013		2014		2013
($ in millions)	$	%	$	%	$	%	$	%
Primary new insurance written
Prime	$10,008	100.0%	$9,252	100.0%	$37,346	100.0%	$47,251	100.0%
Alt -A and A minus and below	1	—	—	—	3	—	4	—
Total Primary	$10,009	100.0%	$9,252	100.0%	$37,349	100.0%	$47,255	100.0%

Total primary new insurance written by FICO score
>=740	$6,029	60.2%	$6,082	65.7%	$23,043	61.7%	$33,466	70.8%
680-739	3,266	32.6	2,675	28.9	11,737	31.4	11,971	25.3
620-679	714	7.2	495	5.4	2,569	6.9	1,818	3.9
Total Primary	$10,009	100.0%	$9,252	100.0%	$37,349	100.0%	$47,255	100.0%

Percentage of primary new insurance written
Monthly premiums	69%		70%		72%		68%
Single premiums	31%		30%		28%		32%

Refinances	22%		17%		17%		30%
Loan to value (“LTV”)
95.01% and above	0.5%		3.4%		0.4%		2.6%
90.01% to 95.00%	51.7%		48.7%		52.9%		45.4%
85.01% to 90.00%	33.2%		36.0%		33.8%		37.3%
85.00% and below	14.6%		11.9%		12.9%		14.7%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit H

	December 31,		December 31,
	2014		2013
($ in millions)	$	%	$	%
Primary insurance in force (“IIF”) (1)
Flow	$162,302	94.5%	$151,383	93.9%
Structured	9,508	5.5	9,857	6.1
Total Primary	$171,810	100.0%	$161,240	100.0%

Prime	$159,647	92.9%	$147,072	91.2%
Alt-A	7,412	4.3	8,634	5.4
A minus and below	4,751	2.8	5,534	3.4
Total Primary	$171,810	100.0%	$161,240	100.0%

Primary risk in force (“RIF”) (1)
Flow	$41,071	95.0%	$37,792	94.4%
Structured	2,168	5.0	2,225	5.6
Total Primary	$43,239	100.0%	$40,017	100.0%

Flow
Prime	$38,977	94.9%	$35,294	93.4%
Alt-A	1,295	3.2	1,541	4.1
A minus and below	799	1.9	957	2.5
Total Flow	$41,071	100.0%	$37,792	100.0%

Structured
Prime	$1,349	62.2%	$1,319	59.3%
Alt-A	425	19.6	476	21.4
A minus and below	394	18.2	430	19.3
Total Structured	$2,168	100.0%	$2,225	100.0%

Total
Prime	$40,326	93.3%	$36,613	91.5%
Alt-A	1,720	4.0	2,017	5.0
A minus and below	1,193	2.7	1,387	3.5
Total Primary	$43,239	100.0%	$40,017	100.0%

(1) Includes amounts related to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit I

	December 31, 2014		December 31, 2013

($ in millions)	$	%	$	%
Total primary RIF by FICO score
Flow
>=740	$23,855	58.1%	$21,525	57.0%
680-739	12,199	29.7	11,019	29.2
620-679	4,446	10.8	4,555	12.0
<=619	571	1.4	693	1.8
Total Flow	$41,071	100.0%	$37,792	100.0%

Structured
>=740	$656	30.3%	$602	27.0%
680-739	618	28.5	640	28.8
620-679	527	24.3	585	26.3
<=619	367	16.9	398	17.9
Total Structured	$2,168	100.0%	$2,225	100.0%

Total
>=740	$24,511	56.7%	$22,127	55.3%
680-739	12,817	29.6	11,659	29.1
620-679	4,973	11.6	5,140	12.9
<=619	938	2.1	1,091	2.7
Total Primary	$43,239	100.0%	$40,017	100.0%

Total primary RIF by LTV
95.01% and above	$3,547	8.2%	$4,171	10.4%
90.01% to 95.00%	20,521	47.5	17,239	43.1
85.01% to 90.00%	15,307	35.4	14,750	36.9
85.00% and below	3,864	8.9	3,857	9.6
Total	$43,239	100.0%	$40,017	100.0%

Total primary RIF by policy year
2005 and prior	$3,540	8.2%	$4,461	11.1%
2006	2,001	4.6	2,326	5.8
2007	4,592	10.6	5,247	13.1
2008	3,394	7.9	3,950	9.9
2009	1,081	2.5	1,448	3.6
2010	925	2.1	1,206	3.0
2011	1,809	4.2	2,263	5.7
2012	6,534	15.1	7,710	19.3
2013	10,265	23.8	11,406	28.5
2014	9,098	21.0	—	—
Total	$43,239	100.0%	$40,017	100.0%

Primary RIF on defaulted loans (1)	$2,089		$2,786

(1) Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit J

	December 31, 2014			December 31, 2013
($ in millions)
	$		%	$		%
Pool RIF
Prime	$1,134		78.5%	$1,252		78.1%
Alt-A	56		3.9	74		4.6
A minus and below	255		17.6	278		17.3
Total	$1,445		100.0%	$1,604		100.0%

Total pool RIF by policy year
2005 and prior	$1,373		95.0%	$1,503		93.7%
2006	9		0.6	31		1.9
2007	62		4.3	68		4.2
2008	1		0.1	2		0.2
Total pool RIF	$1,445		100.0%	$1,604		100.0%

Other RIF
Second-lien
1st loss	$44			$56
2nd loss	13			17
NIMS	5			5
1st loss-Hong Kong primary mortgage insurance	11			19
Total other RIF	$73			$97

Risk to capital ratio - Radian Guaranty only	17.9	:1	(1)	19.5	:1
Risk to capital ratio - Mortgage Insurance combined	20.3	:1	(1)	24.0	:1

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014		2013	2014		2013

Loss ratio (2)	36.9%		71.9%	29.1%		72.0%
Expense ratio - NPE basis (2)	36.9%		34.2%	29.6%		36.6%
Expense ratio - NPW basis (3)	33.8%		29.5%	27.0%		30.1%

(1)	Preliminary.
(2)

Calculated on a GAAP basis using net premiums earned (“NPE”). For the three months ended December 31, 2014 and 2013, the expense ratio includes 1.5% and 1.9%, respectively, and for the years ended December 31, 2014 and 2013, the expense ratio includes 1.6% and 2.6%, respectively, of expenses that were previously allocated to the Financial Guaranty segment, because these corporate items were not reclassified to discontinued operations. These expenses have been reallocated to the Mortgage Insurance segment.

(3)

Calculated on a GAAP basis using net premiums written (“NPW”). For the three months ended December 31, 2014 and 2013, includes 1.3% and 1.6%, respectively, and for the years ended December 31, 2014 and 2013, includes 1.5% and 2.1%, respectively, of expenses that were previously allocated to the Financial Guaranty segment, because these corporate items were not reclassified to discontinued operations. These expenses have been reallocated to the Mortgage Insurance segment.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit K

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2014	2013	2014	2013

Net claims paid
Prime	$74,342	$192,014	$532,835	$770,500
Alt-A	21,909	42,222	132,350	183,846
A minus and below	12,600	26,286	92,219	111,828
Total primary claims paid	108,851	260,522	757,404	1,066,174
Pool	8,086	22,451	64,191	115,192
Second-lien and other	283	417	2,011	2,995
Subtotal	117,220	283,390	823,606	1,184,361
Impact of Freddie Mac Agreement	—	—	—	254,667
Impact of captive terminations	—	—	1,156	—
Impact of settlements	—	—	13,500	—
Total	$117,220	$283,390	$838,262	$1,439,028

Average claim paid (1)
Prime	$48.7	$47.7	$46.3	$47.4
Alt-A	58.7	56.4	56.2	56.3
A minus and below	39.3	37.8	38.1	37.0
Total primary average claims paid	49.0	47.6	46.5	47.3
Pool	46.5	54.2	56.9	65.6
Second-lien and other	7.6	13.0	15.6	15.9
Total	$48.2	$47.9	$47.0	$48.4

Average primary claim paid (2)	$50.4	$50.0	$47.9	$49.6
Average total claim paid (2)	$49.4	$50.1	$48.2	$50.5

Reserve for losses by category
Prime	$700,174	$937,307
Alt-A	292,293	384,841
A minus and below	179,103	215,545
IBNR and other	223,114	347,698
LAE	56,164	51,245
Reinsurance recoverable (3)	26,665	38,363
Total primary reserves	1,477,513	1,974,999
Pool insurance	75,785	169,682
IBNR and other	1,775	8,938
LAE	3,542	5,439
Total pool reserves	81,102	184,059
Total 1st lien reserves	1,558,615	2,159,058
Second lien and other	1,417	5,295
Total reserves	$1,560,032	$2,164,353

1st lien reserve per default (4)
Primary reserve per primary default excluding IBNR and other	$27,683	$26,717
Pool reserve per pool default excluding IBNR and other	9,556	14,690

(1)	Net of reinsurance recoveries and without giving effect to the impact of the Freddie Mac Agreement, captive terminations and settlements.
(2)	Before reinsurance recoveries and without giving effect to the impact of the Freddie Mac Agreement, captive terminations and settlements.
(3)	Primarily represents ceded losses on captive transactions and quota share reinsurance transactions.
(4)	If calculated before giving effect to deductibles and stop losses in pool transactions, this would be $15,881 and $24,640 at December 31, 2014 and 2013, respectively.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit L
	December 31, 2014	December 31, 2013
Default Statistics
Primary Insurance:

Prime
Number of insured loans	790,056	741,554
Number of loans in default	28,246	37,932
Percentage of loans in default	3.58%	5.12%

Alt-A
Number of insured loans	38,553	44,905
Number of loans in default	8,136	11,209
Percentage of loans in default	21.10%	24.96%

A minus and below
Number of insured loans	35,367	40,930
Number of loans in default	8,937	11,768
Percentage of loans in default	25.27%	28.75%

Total Primary
Number of insured loans (1)	873,077	839,249
Number of loans in default (2)	45,319	60,909
Percentage of loans in default	5.19%	7.26%

Pool insurance
Number of loans in default	8,297	11,921

(1)	Includes 9,101 and 11,860 insured loans subject to the Freddie Mac Agreement at December 31, 2014 and 2013, respectively.
(2)	Excludes 4,467 and 7,221 loans subject to the Freddie Mac Agreement that are in default at December 31, 2014 and 2013, respectively, as we no longer have claims exposure on these loans.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit M

	Three Months Ended			Year Ended
	December 31,			December 31,
($ in thousands)	2014		2013	2014	2013

1st Lien Captives
Premiums ceded to captives	$3,078		$3,801	$12,996	$17,901
% of total premiums	1.3%		1.8%	1.4%	2.1%
IIF included in captives (1)	2.8%		4.0%
RIF included in captives (1)	2.7%		3.8%

Initial Quota Share Reinsurance (“QSR”) Transaction
QSR ceded premiums written	$(4,801)	(2)	$5,474	$10,217	$23,047
% of premiums written	(1.9)%	(2)	2.2%	1.0%	2.2%
QSR ceded premiums earned	$(2,869)	(2)	$7,035	$17,319	$29,746
% of premiums earned	(1.2)%	(2)	3.2%	1.9%	3.5%
Ceding commissions	$1,108		$1,369	$4,862	$5,762
RIF included in QSR (3)	$1,105,545		$1,329,544

Second QSR Transaction
QSR ceded premiums written	$9,303		$7,972	$33,750	$40,225
% of premiums written	3.7%		3.2%	3.4%	3.9%
QSR ceded premiums earned	$8,339		$6,137	$29,820	$18,356
% of premiums earned	3.6%		2.8%	3.3%	2.2%
Ceding commissions	$3,256		$2,790	$11,813	$14,079
RIF included in QSR (3)	$1,615,554		$1,298,631

Persistency (twelve months ended December 31)	83.4%		81.1%

(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.
(2)	Reflects the receivable for profit commission under a new Initial QSR Transaction agreement.
(3)	Included in primary RIF.

Radian Group Inc. and Subsidiaries
Mortgage and Real Estate Services Selected Financial Information
Exhibit N

The following table shows additional information for the Mortgage and Real Estate Services segment for the three months and year ended December 31, 2014:

	Three Months Ended	Year Ended
	December 31, 2014	December 31, 2014
(In thousands)
Services revenue:
Loan Review and Due Diligence	$11,189	$27,860
Component services	7,672	17,462
REO Management	5,670	12,284
Surveillance	6,876	13,276
EuroRisk	3,059	5,827
Total	34,466	76,709
Direct cost of services	19,709	43,605
Gross profit on services	$14,757	$33,104

The selected unaudited financial information presented below represents unaudited quarterly historical information for the businesses of Clayton Holdings LLC (“Clayton”) for periods prior to our acquisition on June 30, 2014. Financial information for periods after the acquisition is included in the table above and in Exhibit E as part of our Mortgage and Real Estate Services segment.

	2012		2013				2014
(In thousands)	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2
Services revenue	$32,514	$31,524	$37,041	$39,115	$32,718	$25,593	$28,043	$36,347
Direct cost of services	18,951	19,251	20,173	22,028	18,015	14,957	15,469	19,956
Gross profit on services	$13,563	$12,273	$16,868	$17,087	$14,703	$10,636	$12,574	$16,391

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  changes in general economic and political conditions, including unemployment rates, changes in the U.S. housing and mortgage credit markets (including declines in home prices and property values), the performance of the U.S. or global economies, the amount of liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, all of which may be impacted by, among other things, legislative activity or inactivity, actual or threatened downgrades of U.S. government credit ratings, or actual or threatened defaults on U.S. government obligations;
  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers, in particular in light of the fact that certain of our former competitors have ceased writing new insurance business and have been placed under supervision or receivership by insurance regulators;
  catastrophic events, increased unemployment, home price depreciation or other negative economic changes in geographic regions where our mortgage insurance exposure is more concentrated;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  our ability to maintain an adequate Risk-to-capital position, minimum policyholder position and other surplus requirements for Radian Guaranty, our principal mortgage insurance subsidiary, and an adequate minimum policyholder position and surplus for our insurance subsidiaries that provide reinsurance or capital support to Radian Guaranty;
  Radian Guaranty's ability to comply with the financial requirements of the PMIERs (once adopted) within the applicable transition period which, based on the proposed PMIERs, may require us to contribute a substantial portion of our holding company cash and investments to Radian Guaranty, and could depend on our ability to, among other things: (1) successfully consummate the transactions contemplated by the Radian Asset Assurance Stock Purchase Agreement; and (2) successfully leverage other options such as commutations or external reinsurance for a portion of our mortgage insurance risk in force in a manner that provides capital relief that is compliant with the PMIERs. Contributing a substantial portion of our holding company cash and investments to Radian Guaranty would leave Radian Group with less liquidity to satisfy its obligations, and we may be required or we may decide to seek additional capital by incurring additional debt, by issuing additional equity, or by selling assets, which we may not be able to do on favorable terms, if at all. The ultimate form of the PMIERs and the timeframe for their implementation remain uncertain;
  changes in the charters or business practices of, or rules or regulations applicable to the GSEs, including the adoption of the PMIERs, which in their current proposed form: (1) would require Radian Guaranty to hold significantly more capital than is currently required and could negatively impact our returns on equity; (2) could limit the type of business that Radian Guaranty and other private mortgage insurers are willing to write, which could reduce our NIW; (3) could increase the cost of private mortgage insurance, including as compared to the FHA's pricing, or result in the emergence of other forms of credit enhancement; and (4) could require changes to our business practices that may result in substantial additional costs in order to achieve and maintain compliance with the PMIERs;
  the possibility that we have not accurately projected our net shortfall under the PMIERs which may be impacted by, among other things: our understanding and interpretation of the PMIERs financial requirements which may differ from the interpretation that the Government Sponsored Enterprises (GSEs) apply; and the performance of our mortgage insurance business, including our level of defaults, the losses we incur on new and existing defaults, the projected roll-off of our existing risk in force, and the amount and credit characteristics of new business we write;
  our ability to continue to effectively mitigate our mortgage insurance losses, including the possibility of a decrease in net rescissions or denials resulting from an increase in the number of successful challenges to previously rescinded policies or claim denials (including as part of one or more settlements of disputed rescissions or denials), or as a result of the GSEs intervening in or otherwise limiting our loss mitigation practices, including settlements of disputes regarding loss mitigation activities;
  the negative impact that our loss mitigation activities may have on our relationships with our customers and potential customers, including the potential loss of current or future business and the heightened risk of disputes and litigation;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  adverse changes in the severity or frequency of losses associated with certain products that we formerly offered (and which constitute a small part of our insured portfolio) that are riskier than traditional mortgage insurance policies;
  a substantial decrease in the persistency rates of our mortgage insurance policies, which has the effect of reducing our premium income on our Monthly Premium policies and could decrease the profitability of our mortgage insurance business;
  heightened competition for our mortgage insurance business from others such as the FHA, the U.S. Department of Veterans Affairs and other private mortgage insurers (including with respect to other private mortgage insurers, those that have been assigned higher ratings than we have, that may be perceived as having a greater ability to comply with the PMIERs Financial Requirements than we do, that may have access to greater amounts of capital than we do, that are less dependent on capital support from their subsidiaries than we are or that are new entrants to the industry, and therefore, are not burdened by legacy obligations) and the impact such heightened competition may have on our returns and our NIW;
  changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in effect or scope;
  the effect of the Dodd-Frank Act on the financial services industry in general, and on our businesses in particular;
  the adoption of new or application of existing federal or state laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (i) the resolution of existing, or the possibility of additional, lawsuits or investigations; (ii) changes to the Mortgage Guaranty Insurers Model Act being considered by the NAIC that could include more stringent capital and other requirements for Radian Guaranty in states that adopt the new Mortgage Guaranty Insurers Model Act in the future; and (iii) legislative and regulatory changes (a) impacting the demand for our products, (b) limiting or restricting the products we may offer or increasing the amount of capital we are required to hold, (c) affecting the form in which we execute credit protection, or (d) otherwise impacting our existing businesses or future prospects;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the IRS resulting from the examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance businesses;
  volatility in our earnings caused by changes in the fair value of our assets and liabilities carried at fair value, including a significant portion of our investment portfolio and certain of our long-term incentive compensation awards;
  changes in GAAP or SAP, rules and guidance, or their interpretation;
  legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries;
  the possibility that we may need to impair the estimated fair value of goodwill established in connection with our acquisition of Clayton, the valuation of which requires the use of significant estimates and assumptions with respect to the estimated future economic benefits arising from certain assets acquired in the transaction such as the value of expected future cash flows of Clayton, Clayton's workforce, expected synergies with our other affiliates and other unidentifiable intangible assets; and
  our ability to consummate the transactions contemplated by the Stock Purchase Agreement which depends on, among other things, obtaining certain regulatory approvals.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz